CONSENT

BAS Partners LLC, Certified Public Accountants hereby consents to the use in the Crowdfunding Disclosure Document issued by XCraft Enterprises, Inc. on July 27, 2020, as it may be amended, of our report dated March 30, 2020, relating to the financial statements of Franchisor for the year ended December 31, 2019.

BAS Partners LLC